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                                                           Exhibit 99(a)

                                                                             TRW

NEWS                                                COMPANY STAFF COMMUNICATIONS
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          February 9, 1996

          THE FOLLOWING WAS RELEASED TO THE PRESS TODAY:

          TRW TO SELL ITS INFORMATION SERVICES BUSINESS

          TRW Inc. today announced an agreement with a privately held corporation capitalized by Bain Capital, Inc., and Thomas H. Lee Company relating to the spinoff of TRW's information services business (IS&S) in a transaction valued at over $1 billion. The sale, which will be structured as a recapitalization, is expected to be completed in the second half of the year.

          In announcing the agreement, Joseph T. Gorman, chairman and chief executive officer of TRW Inc., said, "In conjunction with the recapitalization, TRW will receive cash of $1.010 billion and retain common stock and convertible preferred stock having a face value of $90 million. The stock holdings represent a continuing interest of up to 16 percent of the company."

          A related agreement will provide for the use of the TRW trademark for a two-year period. The current IS&S senior management, employees, and facilities will form the nucleus of the new company. Additionally, TRW will hold one seat on the board of the new company.

          TRW's IS&S businesses included in the transaction provide consumer and commercial credit information and related services, direct marketing, and real estate information and services. These businesses had revenues of $540.1 million in 1995.

          Mr. Gorman said, "We are very pleased that Bain Capital and Thomas H. Lee will be investing in and growing TRW's information business to the continuing benefit of our customers, employees, and shareholders. Over the last five years, this business has become the information industry's showcase for responsible data management."

          The proceeds will be used to buy back company stock under a stock repurchase plan authorized by the TRW board of directors. In addition, TRW will continue to explore investment opportunities in high-growth segments of the company's automotive and space and defense businesses.


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          "This transaction," he said, "underscores our commitment to increase the value of TRW shares by concentrating our resources and energies on TRW's strategic automotive and space and defense businesses. It also places the new organization in an environment where information services is its only business. We see this as a win-win situation, improving the competitiveness of both organizations."

          D. Van Skilling, executive vice president in charge of TRW's information systems and services business, said, "I am very excited about the new direction for IS&S. I am also pleased to see TRW's continuing involvement and the new investors' commitment to growth. I look forward to working with them and taking the next steps to build the new enterprise."

          Thomas H. Lee Company and Bain Capital, Inc., are two of the leading private equity firms in the United States. Both are headquartered in Boston, Mass.

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